Exhibit 99.01

Press Release
220 West Main Street
Louisville, KY 40232

Media Contact: Chip Keeling

24-Hour Media Hotline: 502.627.4999	Toll-free: 888.627.4999

KU Announces Redemption of Preferred Stock and Final Dividends

(LOUISVILLE, Ky. – Sept. 9, 2005) Kentucky Utilities Company (KU), a member of the E.ON AG (NYSE: EON; Frankfurt: EOA) family of companies, today announced plans to redeem all outstanding shares of its two existing series of preferred stock, effective on October 24, 2005 (the Redemption Date).

KU will redeem on the Redemption Date all of the outstanding shares of its 4.75 percent preferred stock (stated value $100 per share) (CUSIP 491674206), and 6.53 percent preferred stock (stated value $100 per share) (CUSIP 491674602) at a redemption price of $101.00 per share and $102.939 per share, respectively, plus an amount equal to accrued and unpaid dividends to the Redemption Date. Dividends on the shares of 4.75 percent and 6.53 percent preferred stocks shall cease to accumulate on the Redemption Date. No further dividends will be paid or will accrue on such preferred stock after the Redemption Date.

The redemption is being made pursuant to existing redemption provisions applicable to each series of preferred stock.  Redemption notices and letters of transmittal will be mailed to appropriate preferred stock holders prior to the Redemption Date.  The Redemption Agent for the transaction is Computershare Trust Company of New York (Computershare)   Questions regarding the redemption may be directed to Computershare at 800-245-7630.

Statements made in this report that state the company’s or management’s intentions, expectations or predictions of the future are forward-looking statements.  The company’s actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved.  The company’s SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.

A member of the E.ON family of companies, KU serves 512,000 customers in 77 Kentucky counties and five counties in Virginia.

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